Exhibit 19.1

INSIDER TRADING POLICY

This Insider Trading Policy (the “Policy”) describes the standards of Stryve Foods, Inc. and its subsidiaries (the “Company”) with respect to trading, and causing the trading of, the Company’s securities or securities of certain other publicly traded companies while in possession of confidential information about the Company and the companies with which the Company does business The Company’s Board of Directors has adopted this Policy to promote compliance with federal and state securities laws that prohibit certain persons who are aware of material, non-public information about a company from: (i) trading in securities of that company; or (ii) providing material, non-public information to other persons who may trade on the basis of that information.

This Policy is divided into two parts: Part I describes the Company’s prohibition on the unauthorized disclosure of material, non-public information, or the misuse of such information in trading and applies to all directors, officers and employees of the Company and their respective Family Members and Controlled Entities (each such term as defined below); and Part II imposes special additional trading restrictions and applies to all Directors, Officers of the Company, and certain other employees that the Company may designate from time to time as “Covered Persons” because of their position, responsibilities or their actual or potential access to material information, non-public information.

PART I

WHAT IS INSIDER TRADING?

One of the principal purposes of the federal securities laws is to prohibit so-called “insider trading.” Simply stated, insider trading occurs when a person uses material nonpublic information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company’s securities or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “nonpublic.” These terms are defined in this Policy under Part I below. The prohibitions would apply to any director, officer or employee who buys or sells Company stock on the basis of material nonpublic information that he or she obtained about the Company, its customers, suppliers, or other companies with which the Company has contractual relationships or may be negotiating transactions.

WHO DOES THIS APPLY TO?

This Policy applies to all trading or other transactions in the Company’s securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company.

This Policy applies to all employees of the Company, all officers of the Company and all members of the Company’s board of directors. This Policy also applies to:

•
family members who reside with any director, officer or employee of the Company, anyone else who lives in a director, officer or employee’s household, and any family members who do not live in an employee, officer or director’s household but whose transactions in Company Securities are directed by such employee, officer or director or are subject to their influence or control, such as parents or children who consult with such employee, officer or director before they trade in Company Securities (collectively, “Family Members”); and
•
any entities that an employee, officer or director influences or controls, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”).

WHAT IS PROHIBITED ACTIVITY?

a.
No director, officer, employee or any of their respective Family Members or Controlled Entities may purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of material nonpublic information about the Company. (The terms “material” and “nonpublic” are defined below.)
b.
No director, officer, employee or any of their respective Family Members or Controlled Entities who knows of any material nonpublic information about the Company may communicate that information to (“tip”) any other person or otherwise disclose such information without the Company’s authorization.
c.
No director, officer, employee or any of their respective Family Members or Controlled Entities may purchase or sell any security of any other company, whether or not issued by the Company, while in possession of material nonpublic information about that company that was obtained in the course of his or her involvement with the Company. No director, officer, employee or any of their respective Family Members or Controlled Entities who knows of any such material nonpublic information may communicate that information to, or tip, any other person or otherwise disclose such information without the Company’s authorization.
d.
For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and nonpublic unless you first consult with, and obtain the advance approval of, the Compliance Officer (which is defined below).
e.
Covered Persons must “pre-clear” all trading in securities of the Company in accordance with the procedures set forth in Part II, Section 1 below.

WHAT IS MATERIAL AND NON-PUBLIC INFORMATION?

Definition of “Material” Information.

Insider trading restrictions come into play only if the information you possess is “material.” Materiality, however, involves a relatively low threshold. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making a decision to buy, hold or sell securities

There is no bright line test for determining whether information is material. Such determination is based on the facts and circumstances in each situation. In general, information dealing with the following subjects is reasonably likely to be found material in particular situations:

•
Information regarding the Company’s earnings or results of operations;
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Projections of future earnings or losses or other earnings guidance, or changes in projections or guidance
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significant changes in the Company’s prospects;
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significant write-downs in assets or increases in reserves;
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developments regarding significant litigation or government agency investigations;
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liquidity problems;
•
changes in earnings estimates or unusual gains or losses in major operations;
•
major changes in the Company’s management or the board of directors;
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changes in dividends;
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extraordinary borrowings;
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major changes in accounting methods or policies;
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award or loss of a significant contract;
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cybersecurity risks and incidents, including vulnerabilities and breaches;
•
changes in debt ratings;
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changes in relationships with major customers, including obtaining or losing customers;

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important product developments or discoveries;
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proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets; and
•
offerings of Company securities.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, you should presume it is material.

If you are unsure whether information is material, you should either consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.

Definition of “Nonpublic” Information

Insider trading prohibitions come into play only when you possess information that is material and “nonpublic.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated through recognized channels of distribution to reach the securities marketplace such as disclosure through the filing of a report with the Securities and Exchange Commission (“SEC”), disclosure by release to a national business and financial wire service (such as PR News, Dow Jones or Reuters) or a national newspaper (such as The Wall Street Journal).. Even after public disclosure of information about the Company, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public. Nonpublic information may include:

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information available to a select group of analysts or brokers or institutional investors;
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undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
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information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two trading days).

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Compliance Officer or assume that the information is nonpublic and treat it as confidential.

ARE THERE EXCEPTIONS?

The trading restrictions of this Policy do not apply to the following:

i.
401(k) Plan. Investing 401(k) plan contributions in a Company stock fund in accordance with the terms of the Company’s 401(k) plan. However, any changes in your investment election regarding the Company’s stock are subject to trading restrictions under this Policy.
ii.
Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s equity incentive plans or to the exercise of a share withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements or the exercise price for the option. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay tax withholding amounts or exercise price of an option or otherwise.

iii.
Restricted Stock and Restricted Stock Unit Awards. This Policy does not apply to the vesting or restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units. This Policy does apply, however, to any market sale of restricted stock that has vested or shares received in settlement of restricted stock units.
iv.
Transactions Not Involving a Purchase or Sale. Bona fide gifts are not transactions subject to this Policy unless you are delivering Company securities to discharge a legally binding commitment (although if you are a Covered Person, then you must follow the pre-clearance procedures below in connection with any gifts). Further, transactions in mutual funds, most exchange traded funds, index funds or similar funds that are invested in Company securities are not transactions subject to this Policy.

CONSEQUENCES FOR VIOLATIONS OF INSIDER TRADING.

Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

a)
For Individuals. A person who violates insider trading laws by trading when he or she has material nonpublic information (or tip such information to others) can be sentenced to:
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A civil penalty of up to three times the profit gained or loss avoided;
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A criminal fine of up to $5M;
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A jail term of up to 20 years; and
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A cease and desist order to stop the violation and penalties for violations of such orders or the federal securities laws.

The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $1 million or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.

b)
For a Company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading by an employee, or tipping of inside information by an employee, may be subject to:
•
A civil penalty of the greater of $1M or three times the profit gained or loss avoided as a result of the employee’s violation; and
•
A criminal penalty of up to $25 million.

Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause.

POST TERMINATION TRANSACTIONS

This policy continues to apply to transactions in the Company’s securities after termination of service to the Company. If an individual is in possession of material nonpublic information at the time service with the Company terminates, that individual may not trade in the Company’s securities until any such material nonpublic information has become public or is no longer material and/or the Company’s trading window has opened.

PART II

ADDITIONAL PROVISIONS AND PROCEDURES

The Company has established additional procedures in order to assist it in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material, non-public information and to avoid the appearance of any impropriety. These procedures are applicable only to those individuals listed below:

1.
Pre-Clearance of All Trades

Directors, officers and any employee who, by virtue of their position: (i) is designated by the Board of Directors as a Section 16 filer; (ii) regularly has access or generates material, non-public information concerning the Company; (iii) are designated members of the corporate administrative group; or (iv) designated members of the corporate accounting group (each a “Covered Person”), are prohibited from trading in the Company’s securities at all times, even during periods that are not “blackout periods” (as described below), without first contacting the Company’s Legal Department and receiving written approval pursuant to this Policy. This restriction also applies to transactions by a Covered Person’s spouse, domestic partner and any other persons living in a Covered Person’s household as well as to transactions by entities controlled by a Covered Person. Trade pre-clearance requests must be submitted and approved by the Chief Compliance Officer using the attached form. (See, Attachment A: Request for Approval to Trade.)

Using the attached form, the General Counsel & Chief Compliance Officer must receive prior written approval from the Chief Executive Officer of the Company.

If a Covered Person has any questions, concerns or is otherwise uncertain about anything in this pre-clearance process, the Covered Person is directed to talk to the Company’s Chief Compliance Officer. The Chief Executive Officer, the General Counsel & Chief Compliance Officer, and the Chief Financial Officer are under no obligation to approve a stock trade.

Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third-party effecting transactions on behalf of the Company Insider should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer.

EVEN IF A COVERED PERSON RECEIVES PRE-CLEARANCE AND IT IS DURING A PERMITTED TRADING WINDOW, THE COVERED PERSON, INCLUDING ANY COMPANY, TRUST OR ENTITY CONTROLLED BY THE COVERED PERSON, THEIR SPOUSE, THEIR FAMILY MEMBERS OR OTHERS LIVING IN THEIR HOUSEHOLD, MAY NOT TRADE IN SECURITIES OF THE COMPANY OR A COVERED ENTITY IF THE COVERED PERSON IS IN POSSESSION OR AWARE OF MATERIAL, NON-PUBLIC INFORMATION ABOUT THE COMPANY OR ABOUT A COVERED ENTITY.

2.
Blackout Periods

All Covered Persons are prohibited from trading in the Company’s securities during blackout periods as defined below.

a)
Quarterly Blackout Periods. Trading in the Company’s securities is prohibited during the period beginning at the close of the market on the date that is two weeks before the end of each fiscal quarter and ending at the close of business on the second trading day following the date the Company’s financial results are publicly disclosed. During these periods, Covered Persons generally possess or are presumed to possess material nonpublic information about the Company’s financial results.
b)
Other Blackout Periods. From time to time, other types of material nonpublic information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or new product developments) may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify the Covered Persons affected.
c)
Exceptions. These trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 (an “Approved 10b5-1 Plan”) that:
a.
has been reviewed and approved by the Compliance Officer and entered into in advance of any sale by at least the later of (1) 90 days after the adoption of the plan or (2) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K (relating to the fiscal quarter in which the plan was adopted, subject to a maximum cooling-off period of 120 days after adoption of the plan;
b.
was entered into in good faith by the Covered Person at a time when the Covered Person was not in possession of material nonpublic information about the Company; and
c.
gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.

3.
Trading Window. Covered Persons are permitted to trade in the Company’s securities when no blackout period is in effect. However, even during this trading window, a Covered Person who is in possession of any material nonpublic information should not trade in the Company’s securities until the information has been made publicly available or is no longer material. In addition, the Company may close this trading window if a special blackout period under Part II, Section 1(b) above is imposed and will re-open the trading window once the special blackout period has ended.

4.
Prohibited Transactions
a)
Company Insiders are prohibited from trading in the Company’s equity securities during a blackout period imposed under an “individual account” retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.
b)
Covered Persons, including any person’s spouse, other persons living in such person’s household and minor children and entities over which such person exercises control, are prohibited from engaging in the following transactions in the Company’s securities unless advance approval is obtained from the Compliance Officer:
(i)
Short-term trading. Company Insiders who purchase Company securities may not sell any Company securities of the same class for at least six months after the purchase;
(ii)
Short sales. Company Insiders and Covered Persons may not sell the Company’s securities short;
(iii)
Options trading. Covered Persons may not buy or sell puts or calls or other derivative securities on the Company’s securities;
(iv)
Trading on margin or pledging. Covered Persons may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and
(v)
Hedging. Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.

COMPLIANCE OFFICER

The Company has designated its General Counsel as the individual responsible for administration of this Policy (the “Compliance Officer”). The duties of the Compliance Officer include, but are not limited to, the following:

a)
assisting with implementation and enforcement of this Policy;
b)
circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;
c)
pre-clearing all trading in securities of the Company by Covered Persons in accordance with the procedures set forth in Part II, Section 3 below; and
d)
providing approval of any Rule 10b5-1 plans under Part II, Section 1(c) below and any prohibited transactions under Part II, Section 4 below.

Any person who has any questions about this Policy, or its application to any specific transactions, may obtain additional guidance from the Chief Compliance Officer. The Company may change or otherwise revise the terms of this Policy from time to time in order to respond to developments in law and practice. The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties.

Acknowledgment and Certification

This Policy will be delivered to all directors, officers, employees and designated outsiders upon its adoption by the Company and to all new directors, officers, employees and designated outsiders at the start of their employment or relationship with the Company. Upon first receiving a copy of this Policy or any revised versions, each Section 16 individual and Covered Persons must sign an acknowledgement that a copy of this Policy was received and agree to comply with its terms.

ACKNOWLEDGMENT AND CERTIFICATION

All Directors, Officers and employees are required to certify their understanding of and compliance with this Policy.

The undersigned does hereby acknowledge receipt of the Stryve Food’s Insider Trading Policy. The undersigned has read and understands (or has had explained) the Policy and agrees to comply with all the terms of the Policy.

__________________________________ (Signature)
__________________________________ (Please print name)
Date: ________________________

EXHIBITA

STRYVE FOODS, INC

INSIDER TRADING POLICY

REQUEST FOR APPROVAL TO TRADE

To the Compliance Officer:

I hereby notify you of my intent to trade in securities. The amount and nature of the proposed trade is as follows:

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Stock option exercise- Exercise Price $________/share (Not sale price)
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Purchase in the open market ____________shares/ $_________amount of Company Common stock.
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Sell in the open market _____shares of Company common stock currently held at broker. Broker contact information: __________________________
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Gift _________shares of Company stock to _______________.

All individuals must complete the following:

I am not currently in possession of any material non-public information relating to Stryve Foods, Inc., and its subsidiaries. I hereby certify that the statements made on this form are true and correct.

I understand that clearance may be rescinded prior to effectuating the above transaction if material non-public information regarding Stryve Foods, Inc., arises and, in the reasonable judgment of Stryve Foods, Inc., the completion of my trade would be inadvisable. I also understand that the ultimate responsibility for compliance with the insider trading provisions of the federal securities laws rests with me and that clearance of any proposed transaction should not be construed as a guarantee that I will not later be found to have been in possession of material, non-public information.

Signature: ________________ Date: _____________

Print Name: _______________

To Be Completed by Compliance Officer

Request approved: _________ Request denied: ________

Signature: _____________________________ Date: ________________

Print Name: ________________________________